Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF

SERIES A-2 CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

HC2 HOLDINGS, INC.

The undersigned, Keith M. Hladek, the Chief Operating Officer of HC2 Holdings, Inc. (including any successor in interest, the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify, in accordance with Sections 103 and 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on January 5, 2015:

WHEREAS, the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), authorizes 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, the number of shares in each series, the voting powers, if any, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof;

WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a new series of Preferred Stock, set the number of shares constituting such series, and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates a new series of Preferred Stock, consisting of the number of shares set forth herein, with the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions relating to such series as follows:

SECTION 1. Number; Designation; Rank.

(a) This series of convertible participating preferred stock is designated as the “Series A-2 Convertible Participating Preferred Stock” (the “Series A-2 Preferred Stock”). The number of shares constituting the Series A-2 Preferred Stock is 14,000 shares, par value $0.001 per share.

(b) The Series A-2 Preferred Stock ranks, with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company or otherwise:

(i) senior in preference and priority to the Common Stock and each other class or series of Capital Stock of the Company, except for (x) any class or series of Capital Stock hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior to or on parity, without preference or priority, with the Series A-2 Preferred Stock with respect to the payment of dividends, redemption payments, rights

(including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company, or otherwise (collectively with the Common Stock, the “Junior Securities”), (y) the shares of Series A Preferred Stock and (z) the shares of Series A-1 Preferred Stock;

(ii) on parity, without preference and priority, with the Series A Preferred Stock, the Series A-1 Preferred Stock and each other class or series of Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A-2 Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company, or otherwise (collectively, the “Parity Securities”); and

(iii) junior in preference and priority to each other class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior in preference or priority to the Series A-2 Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company or otherwise (collectively, “Senior Securities”).

SECTION 2. Dividends.

(a) Cash Dividends. Holders shall be entitled to receive, out of funds legally available for the payment of dividends to the Company’s stockholders under Delaware law, on each Preferred Share, cumulative cash dividends which accrue daily at a per annum rate of 7.50% on the Accrued Value of such Preferred Share (“Cash Dividends”). Such Cash Dividends shall begin to accrue and be cumulative from the Issue Date. Cash Dividends shall be payable quarterly with respect to each Dividend Period in arrears on the first Dividend Payment Date after such Dividend Period. If and to the extent that the Company does not for any reason (including because there are insufficient funds legally available for the payment of dividends) pay the entire Cash Dividend payable for a particular Dividend Period in cash on the applicable Dividend Payment Date for such period (whether or not there are funds of the Company legally available for the payment of dividends to the Company’s stockholders under Delaware law or such dividends are declared by the Board), during the period in which such Cash Dividend remains unpaid, an additional accreting dividend (the “Cash Accretion Dividends”) shall accrue and be payable at an annual rate equal to the Dividend Rate on the amount of the unpaid Cash Dividend through the daily addition of such Cash Accretion Dividends to the Accrued Value (whether or not such Cash Accretion Dividends are declared by the Board and whether or not there are funds legally available for the payment of dividends to the Company’s stockholders under Delaware law).

(b) Accreting Dividends. In addition to the Cash Dividend, for each Dividend Period beginning on or after the Issue Date, the Holders shall be entitled to receive on each Preferred Share additional dividends at the per annum rates set forth in this SECTION 2(b) (the “Basic Accreting Dividends” and, together with the Cash Accretion Dividends, the Participating Accretion Dividends and the In-Kind Participating Dividends, the “Accreting Dividends”; the Accreting Dividends, together with the Cash Dividend and the Participating Dividends, the “Dividends”). Basic Accreting Dividends shall accrue and be cumulative from the Issue Date. Basic Accreting Dividends shall be payable quarterly with respect to each Dividend Period in arrears on the first Dividend Payment Date after such Dividend Period by the addition of such amount to the Accrued Value, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends to the Company’s stockholders under Delaware law. Such Basic Accreting Dividend for any Dividend Period shall be at a per annum rate (the “Accreting Dividend Rate”) determined as follows:

(i) If Net Asset Value as of the last day of any Dividend Period is less than 120% of Original Issue Date NAV, a per annum rate of 4.00% of the Accrued Value for the next succeeding Dividend Period;

(ii) If Net Asset Value as of the last day of any Dividend Period is equal to or greater than 120% and less than or equal to 140% of Original Issue Date NAV, a per annum rate of 2.00% of the Accrued Value for the next succeeding Dividend Period; and

(iii) If Net Asset Value as of the last day of any Dividend Period is greater than 140% of Original Issue Date NAV, no additional per annum rate for the next succeeding Dividend Period;

provided, however, that notwithstanding anything to the contrary contained herein, the Accreting Dividend Rate shall be 7.25% of the Accrued Value during any portion of any Dividend Period during which any of the following is true: (w) the Daily VWAP for the immediately preceding trading day was less than $1.00 (as adjusted for stock splits, stock dividends, stock combinations and similar events), (x) the Common Stock is not registered under Section 12(b) of the Exchange Act, (y) the Common Stock is not listed on an Exchange or (z) the Company is delinquent in the payment of any Cash Dividends; provided, that the Company’s failure to comply with requirements (y) and (z) above will not trigger the increased Accreting Dividend Rate during the first year after the Original Issue Date.

(c) Participating Cash Dividends. If the Company declares, makes or pays any cash dividend or distribution in respect of the Common Stock (a “Common Dividend”), each Holder shall receive a dividend (in addition to the Dividends provided for by SECTION 2(a) and SECTION 2(b)) in respect of each Preferred Share held thereby, in an amount equal to the product of (x) the amount of such Common Dividend paid per share of Common Stock, multiplied by (y) the number of shares of Common Stock issuable if such Preferred Share had been converted into shares of Common Stock immediately prior to the record date for such Common Dividend (such amount per share of Preferred Stock, the “Participating Cash Dividend”). Participating Cash Dividends shall be payable to Holders on the record date for such Common Dividend at the same time and in the same manner as the Common Dividend triggering such Participating Cash Dividend is paid. If and to the extent that the Company does not for any reason pay the entire Participating Cash Dividend when the Common Dividend is paid to the holders of Common Stock, during the period in which such Participating Cash Dividend remains unpaid, an additional accreting dividend (the “Participating Accretion Dividends”) shall accrue and be payable at an annual rate equal to the Dividend Rate on the amount of the unpaid Participating Cash Dividend through the daily addition of such Participating Accretion Dividends to the Accrued Value (whether or not such Participating Accretion Dividends are declared by the Board and whether or not there are funds legally available for the payment of dividends to the Company’s stockholders under Delaware law).

(d) In-Kind Participating Dividends. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property, in respect of the Common Stock (an “In-Kind Common Dividend”), including without limitation any spin-off of one or more subsidiaries or businesses of the Company but excluding: (I) dividends or distributions referred to in SECTIONS 5(g)(i)(A) and 5(g)(i)(B); and (II) cash dividends with respect to which Holders are entitled to Participating Cash Dividends, then the Holders shall receive in such distribution or other transaction, at the same time and in the same manner as holders of Common Stock, the same type and amount of consideration (the “In-Kind Participating Dividend” and, collectively with the Participating Cash Dividend, the “Participating Dividends”) as Holders would have received if, immediately prior to the record date of such In-Kind Common Dividend, they had held the number of shares of Common Stock issuable upon conversion of the Preferred Shares. To the extent that the Company establishes or adopts a stockholder rights plan or agreement (i.e., a “poison pill”), the Company shall ensure that the Holders will receive, as an In-Kind Participating Dividend, rights under the stockholder rights plan or agreement with respect to any shares of Common Stock that at the time of such distribution would be issuable upon conversion of the Preferred Shares. If and to the extent that the Company does not for any reason pay the entire In-Kind Participating Dividend when the In-Kind Common Dividend is paid to the holders of Common Stock, during the period in which such In-Kind Participating Dividend remains unpaid, an additional accreting dividend (the “In-Kind Accretion Dividends”) shall accrue and be payable at an annual rate equal to the Dividend Rate on the amount of the unpaid In-Kind Participating Dividend through the daily addition of such In-Kind Accretion Dividends to the Accrued Value (whether or not such In-Kind Accretion Dividends are declared by the Board and whether or not there are funds legally available for the payment of dividends to the Company’s stockholders under Delaware law).

(e) Dividends (other than Participating Dividends) payable on the Series A-2 Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Dividends (other than Participating Dividends) payable on the Series A-2 Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(f) Cash Dividends and Accreting Dividends that are payable on Series A-2 Preferred Stock on any Dividend Payment Date will be payable to Holders of record on the applicable record date, which shall be the fifteenth (15th) calendar day before the applicable Dividend Payment Date, or, with respect to any Cash Dividends not paid on the scheduled Dividend Payment Date therefor, such record date fixed by the Board (or a duly authorized committee of the Board) that is not more than sixty (60) nor less than ten (10) days prior to such date on which such accrued and unpaid Cash Dividends are to be paid (each such record date, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(g) The quarterly dividend periods with respect to Cash Dividends and Accreting Dividends shall commence on and include January 1, April 1, July 1 and October 1 (other than the initial Dividend Period, which shall commence on and include the Issue Date) and shall end on and include the last calendar day of the calendar quarter ending March 31, June 30, September 30 and December 31 preceding the next Dividend Payment Date (a “Dividend Period”).

SECTION 3. Liquidation Preference.

(a) Upon any Liquidation Event, each Preferred Share entitles the Holder thereof to receive and to be paid out of the assets of the Company legally available for distribution to the Company’s stockholders, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the greater of: (i) the sum of (A) the Specified Percentage of the Accrued Value, plus (B) all accrued and unpaid Dividends (including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on such share to the extent not included in the Accrued Value (such sum, after the Specified Percentage multiplier and as adjusted, the “Regular Liquidation Preference”) and (ii) an amount equal to the amount the Holder of such share would have received upon such Liquidation Event had such Holder converted such Preferred Share into Common Stock (or Reference Property, to the extent applicable) immediately prior thereto (such greater amount, the “Liquidation Preference”).

(b) If upon any such Liquidation Event, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c) After payment to the Holders of the full Liquidation Preference to which they are entitled, the Holders as such will have no right or claim to any of the assets of the Company.

(d) The value of any property not consisting of cash that is distributed by the Company to the Holders will equal the Fair Market Value thereof on the date of distribution.

(e) No holder of Junior Securities shall receive any cash upon a Liquidation Event unless the entire Liquidation Preference in respect of the Preferred Shares has been paid in cash. To the extent that there is insufficient cash available to pay the entire Liquidation Preference in respect of the Preferred Shares and any liquidation preference in respect of Parity Securities in full in cash upon a Liquidation Event, the Holders and the holders of such Parity Securities will share ratably in any cash available for distribution in proportion to the full respective amounts to which they are entitled upon such Liquidation Event.

SECTION 4. As-Converted Voting Rights; Certain Consent Rights.

(a) The Holders are entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote and, except as otherwise provided herein or by law, the Holders shall vote together with the holders of shares of Common Stock as a single class. As of any record date or other determination date, each Holder shall be entitled to the number of votes such Holder would have had if all Preferred Shares held by such Holder on such date had been converted into shares of Common Stock immediately prior thereto, except that, in the event that any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the receipt of any Accreting Dividends by such Holder, the voting rights of such Holder pursuant to this Section 4(a) shall not be increased as a result of such Holder’s receipt of such Accreting Dividends unless and until such Holder and the Company shall have made their respective filings under the HSR Act and the applicable waiting period shall have expired or been terminated in connection with such filings. The Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.

(b) In addition to the voting rights provided for by SECTION 4(a) and any voting rights to which the Holders may be entitled to under law, for so long as any Preferred Shares, shares of Series A Preferred Stock or shares of Series A-1 Preferred Stock are outstanding, the Company may not, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of the Requisite Holders:

(i) amend the Certificate of Incorporation (excluding for this purpose this Certificate of Designation) or the By-Laws of the Company (including by means of merger, consolidation, reorganization, recapitalization or otherwise), in each case, in a manner adverse to the Holders;

(ii) authorize, create or issue any (x) Senior Securities or any debt securities convertible into or exchangeable for Equity Securities; (y) Parity Securities or (z) any voting securities providing the holders thereof voting or board designation or appointment rights that are disproportionate to such holders’ fully diluted ownership of the Common Stock;

(iii) (a) authorize or effect the commencement by the Company of any case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, (b) consent to entry of an order for relief in an involuntary case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, or (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or similar official of the Company, or any general assignment for the benefit of creditors;

(iv) incur, or permit any Subsidiary to incur, any Indebtedness not otherwise permitted by the terms of SECTION 9(a);

(v) enter into, consummate, adopt, approve, establish or amend any Related Party Transaction (including any agreements or arrangements with HRG Affiliates relating to corporate opportunities and including all amendments, waivers and consents relating to any agreements and arrangements subject to this clause (vi)) (other than a Permitted Related Party Transaction, in either case, that has not been approved by a committee of the Board consisting solely of Independent Directors and, at all times that there is a Preferred Elected Director, not less than one Preferred Elected Director;

(vi) make, or permit any of its Subsidiaries to make, any Restricted Payments other than (A) the purchase of Equity Securities held by officers, directors, employees, consultants or independent contractors or former officers, directors, employees, consultants or independent contractors (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or other termination of employment provided that the aggregate cash consideration paid therefor in any twelve-month period after the Original Issue Date does not exceed an aggregate amount of (I) $250,000 with respect to the Company and its Wholly Owned Subsidiaries, taken together, and (II) $250,000 with respect to any Non-Wholly Owned Subsidiary of the Company, taken together with all Wholly Owned Subsidiaries of such Non-Wholly Owned Subsidiary, (B) dividends and distributions by Non-Wholly owned Subsidiaries made in accordance with the Organizational Documents of such Non-Wholly Owned Subsidiaries, (C) dividends and distributions to the Company or its Wholly Owned Subsidiaries and (D) Permitted Payments;

(vii) create a new Subsidiary of the Company not in existence on the Third Issue Date for the primary purpose of issuing Equity Securities of such Subsidiary or incurring Debt the proceeds of which will, directly or indirectly, be used to make dividends or other distributions or payments of cash to holders of the Company’s Capital Stock other than the Holders; provided, that for the avoidance of doubt, the foregoing shall not prohibit dividends or other distributions to the Company;

(viii) effect any voluntary deregistration under the Exchange Act or voluntary delisting with any Exchange in respect to the Common Stock other than in connection with a Change of Control transaction pursuant to which the Company satisfies in full (in cash with respect to payment obligations) all of its obligations under SECTION 6(c); or

(ix) agree to do, directly or indirectly, any of the foregoing actions set forth in clauses (i) through (viii), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of the Requisite Holders.

(c) In addition to the voting rights provided for by SECTION 4(a), SECTION 4(b) and any voting rights to which the Holders may be entitled to under law, for so long as any Preferred Shares are outstanding, the Company may not, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of the Series A-2 Requisite Holders:

(i) amend, repeal, alter or add, delete or otherwise change the powers, preferences, rights or privileges of the Series A-2 Preferred Stock;

(ii) authorize or issue any shares of Series A-2 Preferred Stock other than to the January 2015 Purchasers pursuant to SECTION 2 of the January 2015 Securities Purchase Agreement, or effect any stock split or combination, reclassification or similar event with respect to the Series A-2 Preferred Stock; or

(iii) agree to do, directly or indirectly, any of the foregoing actions set forth in clauses (i) or (ii), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of the Series A-2 Requisite Holders.

(d) Notwithstanding anything to the contrary contained in this SECTION 4, the Company may not, directly or indirectly, take any action otherwise approved pursuant to Section 4(b) if such action would have a materially adverse and disproportionate effect on the powers, preferences, rights, limitations, qualifications and restrictions or privileges of any Holder with respect to any shares of Series A-2 Preferred Stock held by any Holder, without the prior approval of such Holder.

(e) Written Consent. Any action as to which a class vote of the holders of Preferred Stock, or the holders of Preferred Stock and Common Stock voting together, is required pursuant to the terms of this Certificate of Designation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company.

SECTION 5. Conversion. Each Preferred Share is convertible into shares of Common Stock (or Reference Property, to the extent applicable) as provided in this SECTION 5.

(a) Conversion at the Option of Holders of Series A-2 Preferred Stock. Subject to SECTION 5(b) hereof, each Holder is entitled to convert, at any time and from time to time, at the option and election of such Holder, any or all outstanding Preferred Shares held by such Holder and receive therefor the property described in SECTION 5(d) upon such conversion. In order to convert Preferred Shares into shares of Common Stock (or Reference Property, to the extent applicable), the Holder must surrender the certificates representing such Preferred Shares at the office of the Company’s transfer agent for the Series A-2 Preferred Stock (or at the principal office of the Company, if the Company serves as its own transfer agent), together with (x) written notice that such Holder elects to convert all or part of the Preferred Shares represented by such certificates as specified therein, (y) a written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the transfer agent or the Company, as applicable (if reasonably required by the transfer agent or the Company, as applicable), and (z) funds for any stock transfer, documentary, stamp or similar taxes, if payable by the Holder pursuant to SECTION 5(f)(i). Except as provided in SECTION 5(b) and in SECTION 5(c), the date the transfer agent or the Company, as applicable, receives such certificates, together with such notice and any other documents and amounts required to be paid by the Holder pursuant to this SECTION 5, will be the date of conversion (the “Conversion Date”).

(b) Conversion at the Option of the Company. Beginning on the third (3rd) anniversary of the Original Issue Date, the Company shall have the right, at its option, to cause all shares of Series A-2 Preferred Stock to be automatically converted (without any further action by the Holder and whether or not the certificates representing the Preferred Shares are surrendered), in whole but not in part, into the property described in SECTION 5(d) within five (5) Business Days of any day (the “Forced Conversion Trigger Date”) on which all of the Company Conversion Conditions are satisfied from time to time. The Company may exercise its option under this SECTION 5(b) by providing the Holders with a written notice, which notice shall specify that the Company is exercising the option contemplated by this SECTION 5(b), the Forced Conversion Trigger Date and the Conversion Date on which the conversion shall occur (which Conversion Date shall be not less than ten (10) Business Days following the date such notice is provided to the Holders); provided that, once delivered, such notice shall be irrevocable, unless the Company obtains the written consent of the Series A-2 Requisite Holders. For the avoidance of doubt, (x) the Holders shall continue to have the right to convert their Preferred Shares pursuant to SECTION 5(a) until and through the Conversion Date contemplated in this SECTION 5(b) and (y) if any Preferred Shares are converted pursuant to SECTION 5(a), such Preferred Shares shall no longer be converted pursuant to this SECTION 5(b) and the Company’s notice delivered to the Holders pursuant to this SECTION 5(b) shall automatically terminate with respect to such Preferred Shares. Notwithstanding the foregoing, any notice delivered by the Company under this SECTION 5(b) in accordance with SECTION 11(g) shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the conversion of the Preferred Shares as set forth in this SECTION 5(b). The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 5(b) announcing the Company’s election to convert Preferred Shares pursuant to this SECTION 5(b).

(c) Automatic Conversion on Maturity Date. In the event that any Holder has not elected to have its Preferred Shares redeemed by the Company on the Maturity Date (as defined herein) pursuant to SECTION 6(a), then such Holder’s Preferred

Shares shall be automatically converted (without any further action by the Holder and whether or not the certificates representing the Preferred Shares are surrendered), in whole and not in part, into the property described in SECTION 5(d), effective as of the Maturity Date, which shall be deemed to be the “Conversion Date” for purposes of this SECTION 5(c). As promptly as practicable (but in no event more than five (5) Business Days) following the Maturity Date, the Company shall deliver a notice to any Holder whose Preferred Shares have been converted by the Company pursuant to this SECTION 5(c), informing such Holder of the number of shares of Common Stock into which such Preferred Shares have been converted, together with certificates evidencing such shares of Common Stock. Notwithstanding the foregoing, any notice delivered by the Company in compliance with this SECTION 5(c) shall be conclusively presumed to have been duly given, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the conversion of the Preferred Shares as set forth in this SECTION 5(c). The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following the Maturity Date announcing the aggregate number of Preferred Shares being converted pursuant to this SECTION 5(c) and the number of shares of Common Stock issuable in connection therewith, as well as the aggregate number of Preferred Shares redeemed on the Maturity Date and the purchase price paid by the Company therefor.

(d) Amounts Received Upon Conversion. Upon a conversion of Preferred Shares pursuant to SECTION 5(a), (b) or (c), the Holder of such converted Preferred Shares shall receive in respect of each Preferred Share:

(i) a number of shares of Common Stock (or Reference Property, to the extent applicable) equal to the amount (the “Conversion Amount”) determined by dividing (A) the Accrued Value for the Preferred Share to be converted by (B) the Conversion Price in effect at the time of conversion; provided that, notwithstanding the foregoing, if the Company has elected to convert all Preferred Shares pursuant to SECTION 5(b) and the Public Float Hurdle is not met on the Forced Conversion Trigger Date, then each Holder may elect, by delivery of a notice to the Company no later than the close of business on the Business Day immediately prior to the Conversion Date, to receive, in lieu of Common Stock (or Reference Property, to the extent applicable), cash equal to the Conversion Amount multiplied by the Thirty Day VWAP as of the close of business on the Business Day immediately preceding the Conversion Date, which cash amount shall be delivered to the electing Holders within forty-five (45) calendar days of the date that the last Holder electing to receive cash pursuant to this SECTION 5(d)(i) has provided the Company with notice thereof;

(ii) cash in an amount equal to the amount of any accrued but unpaid Cash Dividends and Participating Cash Dividends (to the extent not included in the Accrued Value) on the Preferred Shares being converted; provided that, to the extent the Company is prohibited by law or by contract from paying such amount, then the Company shall provide written notice to the applicable Holder of such inability to pay, and at the written election of the Holder (which written election shall be delivered to the Company within five (5) Business Days of receipt of such written notice from the Company), the Company shall either pay such amount as soon as payment is no longer so prohibited or issue Common Stock (or Reference Property, to the extent applicable) in the manner specified in SECTION 5(d)(i) as if the amount of such accrued but unpaid Cash Dividends and Participating Cash Dividends were added to the Accrued Value (it being understood that any such Cash Dividends that are not timely paid upon conversion as a result of this proviso will be deemed to be overdue and delinquent for purposes of calculating Cash Accretion Dividends pursuant to SECTION 2(a) hereunder until paid in full in cash);

(iii) a number of shares of Common Stock (or Reference Property, to the extent applicable) equal to the amount determined by dividing (A) the amount of any accrued but unpaid Accreting Dividends (to the extent not included in the Accrued Value) on the Preferred Shares being converted by (B) the Conversion Price in effect at the time of Conversion; and

(iv) any accrued and unpaid In-Kind Participating Dividends.

Notwithstanding the foregoing, in the event any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the conversion of any Preferred Shares into the property described above in this Section 5(d), at the option of such Holder upon written notice to the Company, the effectiveness of such conversion shall be delayed (only to the extent necessary to avoid a violation of the HSR Act), until such Holder shall have made such filing under the HSR Act and the applicable waiting period shall have expired or been terminated; provided, however, that in such circumstances such Holder shall use commercially reasonable efforts to make such filing and obtain the expiration or termination of such waiting period as promptly as reasonably practical and the Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation. Notwithstanding the foregoing, if the conversion of any Preferred Share is delayed pursuant to the preceding sentence at (x) a time when the Company desires to exercise its right to convert shares of Series A-2 Preferred Stock pursuant to SECTION 5(b) or (y) the Maturity Date in connection with the automatic conversion of the shares of Series A-2 Preferred Stock pursuant to SECTION 5(c), from and after the date of the conversions contemplated by SECTIONS 5(b) or 5(c), as applicable, such Preferred Share not then converted shall have no rights, powers, preferences or privileges other than the rights provided by this paragraph and the right to (i) convert into Common Stock if and when such Holder shall have made such filing under the HSR Act and the waiting period in connection with such filing under the HSR Act shall have expired or been terminated and (ii) receive dividends and distributions pursuant to SECTIONS 2(c) and 2(d).

(e) Fractional Shares. No fractional shares of Common Stock (or fractional shares in respect of Reference Property, to the extent applicable) will be issued upon conversion of the Series A-2 Preferred Stock. In lieu of fractional shares, the Company shall pay cash in respect of each fractional share equal to such fractional amount multiplied by the Thirty Day VWAP as of the closing of business on the Business Day immediately preceding the Conversion Date (or the Fair Market Value thereof in respect of any Reference Property). If more than one Preferred Share is being converted at one time by the same Holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Preferred Shares converted by such Holder at such time.

(f) Mechanics of Conversion.

(i) As soon as reasonably practicable after the Conversion Date (and in any event within four (4) Business Days after such date), the Company shall issue and deliver to the applicable Holder one or more certificates for the number of shares of Common Stock (or Reference Property, to the extent applicable) to which such Holder is entitled, together with, at the option of the Holder, a check or wire transfer of immediately available funds for payment of fractional shares and any payment required by SECTION 5(d)(ii) in exchange for the certificates representing the converted Preferred Shares. Such conversion will be deemed to have been made on the Conversion Date, and the Person entitled to receive the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock (or Reference Property, to the extent applicable) on such date. The delivery of the Common Stock upon conversion of Preferred Shares shall be made, at the option of the applicable Holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to such Holder at its address as set forth in the conversion notice. In cases where fewer than all the Preferred Shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted Preferred Shares. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock (or Reference Property, to the extent applicable) upon conversion or due upon the issuance of a new certificate for any Preferred Shares not converted to the converting Holder; provided that the Company shall not be required to pay any such amounts, and any such amounts shall be paid by the converting Holder, in the event that such Common Stock or Preferred Shares are issued in a name other than the name of the converting Holder.

(ii) For the purpose of effecting the conversion of Preferred Shares, the Company shall: (A) at all times reserve and keep available, free from any preemptive rights, out of its treasury or authorized but unissued shares of Common Stock (or Reference Property, to the extent applicable) the full number of shares of Common Stock (or Reference Property, to the extent applicable) deliverable upon the conversion of all outstanding Preferred Shares after taking into account any adjustments to the Conversion Price from time to time pursuant to the terms of this SECTION 5 and any increases to the Accrued Value from time to time and assuming for the purposes of this calculation that all outstanding Preferred Shares are held by one holder) and (B) without prejudice to any other remedy at law or in equity any Holder may have as a result of such default, take all actions reasonably required to amend its Certificate of Incorporation, as expeditiously as reasonably practicable, to increase the authorized and available amount of Common Stock (or Reference Property, to the extent applicable) if at any time such amendment is necessary in order for the Company to be able to satisfy its obligations under this SECTION 5. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon conversion of the Series A-2 Preferred Stock, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock (or Reference Property, to the extent applicable) upon the conversion of all outstanding Preferred Shares at such adjusted Conversion Price.

(iii) From and after the Conversion Date, the Preferred Shares converted on such date, will no longer be deemed to be outstanding and all rights of the Holder thereof including the right to receive Dividends, but excluding the right to receive from the Company the Common Stock (or Reference Property, to the extent applicable) or any cash payment upon conversion, and except for any rights of Holders (including any voting rights) pursuant to this Certificate of Designation which by their express terms continue following conversion or, for the avoidance of doubt, rights which by their express terms continue following conversion pursuant to any of the other Transaction Agreements (as defined in the January 2015 Securities Purchase Agreement) shall immediately and automatically cease and terminate with respect to such Preferred Shares; provided that, in the event that a Preferred Share is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock (or Reference Property, to the extent applicable), such Preferred Share will, without prejudice to any other remedy at law or in equity any Holder may have as a result of such default, remain outstanding and will continue be entitled to all of the rights attendant to such Preferred Share as provided herein.

(iv) The Company shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of the Exchange on which shares of the Common Stock (or Reference Property, to the extent applicable) are then listed. If any shares of Common Stock (or Reference Property, to the extent applicable) to be reserved for the purpose of conversion of Preferred Shares require registration with or approval of any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) under any federal or state law or the rules and regulations of the Exchange on which shares of the Common Stock (or Reference Property, to the extent applicable) are then listed before such shares may be validly issued or delivered upon conversion, then the Company will, as expeditiously as reasonably practicable, use commercially reasonable efforts to secure such registration or approval, as the case may be. So long as any Common Stock (or Reference Property, to the extent applicable) into which the Preferred Shares are then convertible is then listed on an Exchange, the Company will list and keep listed on any such Exchange, upon official notice of issuance, all shares of such Common Stock (or Reference Property, to the extent applicable) issuable upon conversion.

(v) All shares of Common Stock (or Reference Property, to the extent applicable) issued upon conversion of the Preferred Shares will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive or similar rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result.

(g) Adjustments to Conversion Price.

(i) The Conversion Price shall be subject to the following adjustments:

(A) Common Stock Dividends or Distributions. If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination with respect to shares of Common Stock, the Conversion Price will be adjusted based on the following formula:

where,

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CP1 = the Conversion Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS1 = the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this SECTION 5(g)(i)(A) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this SECTION 5(g)(i)(A) is declared but not so paid or made, or any share split or combination of the type described in this SECTION 5(g)(i)(A) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Price that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(B) Rights, Options or Warrants on Common Stock. If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than sixty (60) days immediately following the record date of such distribution, to purchase or subscribe for shares of Common Stock at a price per share less than the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Price will be adjusted based on the following formula:

where,

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Date for such distribution;

CP1 = the Conversion Price in effect immediately after the open of business on the Ex-Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such distribution;

X = the number of shares of Common Stock equal to the aggregate price payable to exercise all such rights, options or warrants divided by the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and

Y = the total number of shares of Common Stock issuable pursuant to all such rights, options or warrants.

Any adjustment made under this SECTION 5(g)(i)(B) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution. To the extent that shares of Common Stock are not delivered prior to the expiration of such rights, options or warrants, the Conversion Price shall be readjusted following the expiration of such rights to the Conversion Price that would then be in effect had the decrease in the Conversion Price with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to make such distribution, to the Conversion Price that would then be in effect if such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Daily VWAP for the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the fair market value of such consideration, if other than cash, to be reasonably determined by the Board in good faith.

(C) Tender Offer or Exchange Offer Payments. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, if the aggregate value of all cash and any other consideration included in the payment per share of Common Stock (as reasonably determined in good faith by the

Board) exceeds the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date on which such tender offer or exchange offer expires, the Conversion Price will be decreased based on the following formula:

where,

CP1 = the Conversion Price in effect immediately after the close of business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CP0 = the Conversion Price in effect immediately prior to the close of business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

SP1 = the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as reasonably determined in good faith by the Board) paid or payable for shares purchased in such tender or exchange offer; and

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares).

The adjustment to the Conversion Price under this SECTION 5(g)(i)(C) will occur at the close of business on the tenth (10th) Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Price, in respect of any conversion during the ten (10) Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this SECTION 5(g)(i)(C) to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

(D) Common Stock Issued at Less than Conversion Price. If, after the Third Issue Date, the Company issues or sells any Common Stock (or Option Securities or Convertible Securities, to the extent set forth in this SECTION 5(g)(i)(D)), other than Excluded Stock, for no consideration or for consideration per share less than the Conversion Price in effect as of the date of such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale will (except as provided below) be adjusted at the time of such issuance or sale based on the following formula:

where,

CP1 = the Conversion Price in effect immediately following such issuance or sale;

CP0 = the Conversion Price in effect immediately prior to such issuance or sale;

OS0 = the number of shares of Common Stock outstanding immediately prior to such issuance or sale (treating for this purpose as outstanding all shares of Common Stock issuable upon the conversion or exchange of (x) all Preferred Shares issued on the Third Issue Date, all shares of Series A Preferred Stock issued on the Original Issue Date and all shares of Series A-1 Preferred Stock issued on the Second Issue Date and (y) all convertible, exchangeable or exercisable Equity Securities of the Company not listed in (x) if the conversion price, exercise price or exchange price applicable to such Equity Securities of the Company is below Market Value on the determination date);

X = the number of shares of Common Stock that the aggregate consideration received by the Company for the number of shares of Common Stock so issued or sold would purchase at a price per share equal to CP0; and

Y = the number of additional shares of Common Stock so issued.

For the purposes of any adjustment of the Conversion Price pursuant to this SECTION 5(g)(i)(D), the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock after deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof

(2) In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board in good faith.

(3) In the case of (A) the issuance of Option Securities (whether or not at the time exercisable) or (B) the issuance of Convertible Securities (whether or not at the time so convertible or exchangeable):

i) the issuance of Option Securities shall be deemed the issuance of all shares of Common Stock deliverable upon the exercise of such Option Securities;

ii) such Option Securities shall be deemed to be issued for a consideration equal to the value of the consideration (determined in the manner provided in SECTION 5(g)(i)(D)(1) and (2)), if any, received by the Company for such Option Securities, plus the exercise price, strike price or purchase price provided in such Option Securities for the Common Stock covered thereby;

iii) the issuance of Convertible Securities shall be deemed the issuance of all shares of Common Stock deliverable upon conversion of, or in exchange for, such Convertible Securities;

iv) such Convertible Securities shall be deemed to be issued for a consideration equal to the value of the consideration (determined in the manner provided in SECTION 5(g)(i)(D)(1) and (2) and excluding any cash received on account of accrued interest or accrued dividends), if any, received by the Company for such Convertible Securities, plus the value of the additional consideration (determined in the manner provided in SECTION 5(g)(i)(D)(1) and (2)) to be received by the Company upon the conversion or exchange of such Convertible Securities, if any;

v) upon any change in the number of shares of Common Stock deliverable upon exercise of any Option Securities or Convertible Securities or upon any change in the consideration to be received by the Company upon the exercise, conversion or exchange of such securities, the Conversion Price then in effect shall be readjusted to such Conversion Price as would have been in effect had such change been in effect, with respect to any Option Securities or Convertible Securities outstanding at the time of the change, at the time such Option Securities or Convertible Securities originally were issued;

vi) upon the expiration or cancellation of Option Securities (without exercise), or the termination of the conversion or exchange rights of Convertible Securities (without conversion or exchange), if the Conversion Price shall have been adjusted upon the issuance of such expiring, canceled or terminated securities, the Conversion Price shall be readjusted to such Conversion Price as would have been obtained if, at the time of the original issuance of such Option Securities or Convertible Securities, the expired, canceled or terminated Option Securities or Convertible Securities, as applicable, had not been issued;

vii) if the Conversion Price shall have been fully adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; and

viii) if any issuance of Common Stock, Option Securities or Convertible Securities would also require an adjustment pursuant to any other adjustment provision of this SECTION 5(g)(i), then only the adjustment most favorable to the Holders shall be made.

(ii) If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events (each, a “Trigger Event”), then the Conversion Price will not be adjusted pursuant to SECTION 5(g)(i)(B) until the earliest Trigger Event occurs, and the Conversion Price shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire (provided, however, that, for the avoidance of doubt, if such Trigger Event would require an adjustment pursuant to SECTION 5(g)(i)(D), such adjustment pursuant to SECTION 5(g)(i)(D) shall be made at the time of issuance of such rights, options or warrants in accordance with such Section).

(iii) Notwithstanding anything in this SECTION 5(g) to the contrary, if a Conversion Price adjustment becomes effective pursuant to any of clauses (A), (B) or (C) of this SECTION 5(g)(i) on any Ex-Date as described above, and a Holder that converts its Preferred Shares on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Date and participate on an adjusted basis in the related dividend, distribution or other event giving rise to such adjustment, then, notwithstanding the foregoing Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Notwithstanding anything in this SECTION 5(g) to the contrary, no adjustment under SECTION 5(g)(i) need be made to the Conversion Price unless such adjustment would require a decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a decrease of at least 1% of such Conversion Price; provided that, on the date of any conversion of the Preferred Shares pursuant to SECTION 5, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date. In addition, at the end of each year, beginning with the year ending December 31, 2014, the Conversion Price shall be adjusted to give effect to any adjustment or adjustments so carried forward, and such adjustments will no longer be carried forward and taken into account in any subsequent adjustment.

(iv) Adjustments Below Par Value. The Company shall not take any action that would require an adjustment to the Conversion Price such that the Conversion Price, as adjusted to give effect to such action, would be less than the then-applicable par value per share of the Common Stock, except that the Company may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of the Common Stock such that the as-adjusted new Conversion Price per share would not be below the new as-adjusted par value per share of the Common Stock following such share split or similar transaction and the Conversion Price is adjusted as provided under SECTION 5(g)(i)(A) and any other applicable provision of SECTION 5(g).

(v) Reference Property. In the case of any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or reclassification described in SECTION 5(g)(i)(A)), a consolidation, merger or combination involving the Company, a sale, lease or other transfer to a third party of all or substantially all of the assets of the Company (or the Company and its Subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, at the effective time of the Transaction, the right to convert each Preferred Share will be changed into a right to convert such Preferred Share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the Common Stock issuable upon conversion of such Preferred Shares immediately prior to such Transaction. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the Company shall make adequate provision whereby the Holders of the Preferred Shares shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Shares, treated as a single class, shall be convertible from and after the effective date of the Transaction. Any such election shall be made by the Series A-2 Requisite Holders. Any such determination by the Holders shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Transaction, and shall be conducted in such a manner as to be completed at approximately the same time as the time elections are made by holders of Common Stock. The provisions of this SECTION 5(g)(v) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Company shall not become a party to any Transaction unless its terms are in compliance with the foregoing.

(vi) Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of shares of Common Stock (or Reference Property, to the extent applicable) outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock (or Reference Property, to the extent applicable), not including shares held in the treasury of the Company. The Company shall not pay any dividend on or make any distribution to shares of Common Stock (or Reference Property, to the extent applicable) held in treasury.

(vii) No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 5 in a manner such that such adjustments are duplicative, only one adjustment (which shall be the adjustment most favorable to the Holders of Preferred Stock) shall be made.

(viii) Notice of Record Date. In the event of:

(A) any event described in SECTION 5(f)(i)(A), (B), (C) or (D);

(B) any Transaction to which SECTION 5(f)(v) applies;

(C) the dissolution, liquidation or winding-up of the Company; or

(D) any other event constituting a Change of Control;

then the Company shall mail to the Holders of Preferred Stock at their last addresses as shown on the records of the Company, at least twenty (20) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, as applicable, a notice stating:

(A) the record date for the dividend, other distribution, stock split or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, other distribution, stock split or combination; or

(B) the date on which such reclassification, change, dissolution, liquidation, winding-up or other event constituting a Transaction or Change of Control, or any transaction which would result in an adjustment pursuant to SECTION 5(g)(i)(D), is estimated to become effective or otherwise occur, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for Reference Property, other securities or other property deliverable upon such reclassification, change, liquidation, dissolution, winding-up, Transaction or Change of Control or that such issuance of Common Stock, Option Securities or Convertible Securities is anticipated to occur.

(ix) Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 5, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Preferred Stock a certificate, signed by an officer of the Company (in his or her capacity as such and not in an individual capacity), setting forth (A) the calculation of such adjustments and readjustments in reasonable detail, (B) the facts upon which such adjustment or readjustment is based, (C) the Conversion Price then in effect, and (D) the number of shares of Common Stock (or Reference Property, to the extent applicable) and the amount, if any, of Capital Stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of a Preferred Share.

(x) No Upward Revisions to Conversion Price. For the avoidance of doubt, except in the case of a reverse share split or share combination resulting in an adjustment under SECTION 5(g)(i)(A) effected with the approvals, if any, required pursuant to SECTION 4(b), in no event shall any adjustment be made pursuant to this SECTION 5 that results in an increase in the Conversion Price.

SECTION 6. Redemption.

(a) Redemption at Maturity. Each Holder shall have the right to require the Company to redeem such Holder’s Preferred Shares, in whole or in part, on the seventh (7th) anniversary of the Original Issue Date (the “Maturity Date”) at a price per share payable, subject to SECTION 6(e), in cash and equal to the Redemption Price. At any time during the period beginning on the thirtieth (30th) calendar day prior to the Maturity Date (the “Holder Redemption Notice Period”), each Holder may deliver written notice to the

Company notifying the Company of such Holder’s election to require the Company to redeem all or a portion of such Holder’s Preferred Shares on the Maturity Date (the “Election Notice”). No later than thirty (30) calendar days prior to the commencement of the Holder Redemption Notice Period, the Company shall deliver a notice to each Holder of Preferred Stock including the following information: (A) informing the Holder of the Maturity Date and such Holder’s right to elect to have all or a portion of its Preferred Shares redeemed by Company on the Maturity Date, (B) the Redemption Price payable with respect to each share of Series A-2 Preferred Stock on the Maturity Date in connection with any such redemption (to the extent the Redemption Price is known or can be calculated, and to the extent not capable of being calculated, the manner in which such price will be determined); (C) that any certificates representing Preferred Shares which a Holder elects to have redeemed must be surrendered for payment of the Redemption Price at the office of the Company or any redemption agent located in New York City selected by the Company therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable (if reasonably required by the redemption agent or the Company, as applicable); (D) that, upon a Holder’s compliance with clause (C), payment of the Redemption Price with respect to any Preferred Shares to be made on the Maturity Date will be made to the Holder within five (5) Business Days of the Maturity Date to the account specified in such Holder’s redemption election notice; (E) that any Holder may withdraw its Election Notice with respect to all or a portion of its Preferred Shares at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Maturity Date; and (F) the number of shares of Common Stock (or, if applicable, the amount of Reference Property) and the amount of cash, if any, that a Holder would receive upon conversion of a Preferred Share if a Holder does not elect to have its Preferred Shares redeemed. The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(a) disclosing the right of Holders to have the Company redeem Preferred Shares pursuant to this SECTION 6(a).

(b) Optional Redemption by the Company. On and after the third (3rd) anniversary of the Original Issue Date, the Company may, at its option, redeem all (but not less than all) of the outstanding Preferred Shares for cash equal to the Redemption Price. If the Company elects to redeem the Preferred Shares pursuant to this SECTION 6(b), the Company shall deliver a notice of redemption to the Holders of Preferred Stock not less than thirty (30) or more than sixty (60) calendar days prior to the date specified for redemption (the “Optional Redemption Date”), which notice shall include: (A) the Optional Redemption Date; (B) the Redemption Price; (C) that on the Optional Redemption Date, if the Holder has not previously elected to convert Preferred Shares into Common Stock, each Preferred

Share shall automatically and without further action by the Holder thereof (and whether or not the certificates representing such Preferred Shares are surrendered) be redeemed for the Redemption Price; (D) that payment of the Redemption Price will be made to the Holder within five (5) Business Days of the Redemption Date to the account specified by such Holder to the Company in writing; (E) that the Holder’s right to elect to convert its Preferred Shares will end at 5:00 p.m. (New York City time) on the Business Day immediately preceding the Optional Redemption Date; and (F) the number of shares of Common Stock (or, if applicable, the amount of Reference Property) and the amount of cash, if any, that a Holder would receive upon conversion of a Preferred Share if a Holder elect to convert its Preferred Shares prior to the Optional Redemption Date. Notwithstanding the foregoing, any notice delivered by the Company under this SECTION 6(b) in accordance with SECTION 11(g) shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the redemption of the Preferred Shares as set forth herein. The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(b) announcing the Company’s election to redeem Preferred Shares pursuant to this SECTION 6(b).

(c) Redemption at Option of the Holder upon a Change of Control.

(i) If a Change of Control occurs, each Holder shall have the right to require the Company to redeem its Preferred Shares pursuant to a Change of Control Offer, which Change of Control Offer shall be made by the Company in accordance with Section 6(c)(ii). In such Change of Control Offer, the Company will offer a payment (such payment, a “Change of Control Payment”) in cash per Preferred Share equal to the greater of: (i) the sum of (A) the Specified Percentage of the Accrued Value, plus (B) all accrued and unpaid Dividends (including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on such share to the extent not included in the Accrued Value and (ii) an amount equal to the amount the Holder of such Preferred Share would have received in connection with such Change of Control had such Holder converted such Preferred Share into Common Stock (or Reference Property, to the extent applicable) immediately prior thereto (such greater amount, the “Change of Control Payment Amount”).

(ii) Within thirty (30) days following any Change of Control, the Company will mail a notice (a “Change of Control Offer”) to each Holder describing the transaction or transactions that constituted such Change of Control and offering to redeem the Preferred Shares on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than thirty (30) days and no later than sixty-one (61) days from the date such notice is mailed. In addition, such Change of Control Offer shall further state: (A) the amount of the Change of Control Payment; (B) that the Holder may elect to have all or any portion of its Preferred Shares redeemed pursuant to the Change of Control Offer, (C) that any Preferred Shares to be redeemed must be surrendered for payment of the Change of Control Payment at the office of the Company or any redemption agent selected by the Company therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable (if reasonably required by the redemption agent or the Company, as applicable); (D) that, upon a

Holder’s compliance with clause (C), payment of the Change of Control Payment with will be made to the Holder on the Change of Control Payment Date to the account specified by such Holder to the Company in writing; (E) the date and time by which the Holder must make its election, (F) that any Holder may withdraw its election notice with respect to all or a portion of their Preferred Shares at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Change of Control Payment Date; and (G) the amount and type of property that the Holder would receive in connection with such Change of Control if the Holder elects to convert its Preferred Shares in connection with the Change of Control. The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(c) disclosing the right of Holders to have the Company redeem Preferred Shares pursuant to this SECTION 6(c).

(iii) On the Change of Control Payment Date, the Company will, to the extent lawful: (A) accept for payment all Preferred Shares validly tendered pursuant to the Change of Control Offer; and (B) make a Change of Control Payment to each Holder that validly tendered Preferred Shares pursuant to the Change of Control Offer.

(iv) If at any time prior to consummation of a transaction that would constitute a Change of Control, the Company has publicly announced (whether by press release, SEC filing or otherwise) such transaction or prospective transaction or the entry by the Company into any definitive agreement with respect thereto, the Company shall, within five (5) Business Days of the issuance of such public announcement, deliver a written notice to each Holder notifying them of the same and the anticipated date of consummation of such transaction.

(v) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer and makes the Change of Control Payment in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Preferred Shares validly tendered under such Change of Control Offer.

(vi) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) Notwithstanding anything in this SECTION 6 to the contrary, each Holder shall retain the right to elect to convert any Preferred Shares to be redeemed at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding any Redemption Date. Any Preferred Shares that a Holder elects to convert prior to the Redemption Date shall not be redeemed pursuant to this SECTION 6.

(e) Insufficient Funds. Any redemption of the Preferred Shares pursuant to this SECTION 6 shall be payable out of any cash legally available therefor, provided, however, that, other than in respect of a redemption pursuant to SECTION 6(b) (which the Company may only effectuate to the extent it has sufficient cash legally available therefor), if there is not a sufficient amount of cash legally available to pay the Redemption Price in full in cash, then the Company may pay that portion of the Redemption Price with respect to which it does not have cash legally available therefor out of the remaining assets of the Company legally available therefor (valued at the fair market value thereof on the date of payment, as reasonably determined in good faith by the Board). If the Company anticipates not having sufficient cash legally available for a redemption pursuant to SECTION 6(a) or SECTION 6(c), the redemption notice delivered to Holders shall so specify, and indicate the nature of the other assets expected to be distributed and the fair market value of the same as reasonably determined by the Board as aforesaid. At the time of any redemption pursuant to this SECTION 6, the Company shall take all actions required or permitted under Delaware law to permit the redemption of the Preferred Shares, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make cash funds (and to the extent cash funds are insufficient, other assets) legally available for such redemption. In connection with any redemption pursuant to SECTION 6(c), to the extent that Holders elect to have their Preferred Shares redeemed and the Company has insufficient funds to redeem such Preferred Shares (after taking into account the amount of any repurchase obligations the Company has or expects to have under any Indebtedness ranking senior to the Series A-2 Preferred Stock), Senior Securities or any Parity Securities resulting from the same facts and circumstances as the Change of Control hereunder), the Company shall use any available funds to redeem a portion of such Preferred Shares and Parity Securities (if any are being redeemed) ratably in proportion to the full respective amounts to which they are entitled.

(f) Mechanics of Redemption.

(i) The Company (or a redemption agent on behalf of the Company, as applicable) shall pay the applicable Redemption Price on the Redemption Date or the required payment date therefor upon surrender of the certificates representing the Preferred Shares to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable, to the extent required by SECTIONS 6(a), 6(b) and 6(c); provided that, if such certificates are lost, stolen or destroyed, the Company may require an affidavit certifying to such effect and, if requested, an agreement indemnifying the Company from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Company, from such Holder prior to paying such amounts.

(ii) Following any redemption of Preferred Shares on any Redemption Date, the Preferred Shares so redeemed will no longer be deemed to be outstanding and all rights of the Holder thereof shall cease, including the right to receive Dividends; provided, however, that any rights of Holders pursuant to this Certificate of Designation that by their terms survive redemption of the Preferred Shares and, for the avoidance of doubt, any rights that survive pursuant to any of the other Transaction Agreements (as defined in the January 2015 Securities Purchase Agreement), shall survive in accordance with their terms. The foregoing notwithstanding, in the event that a Preferred Share is not redeemed by the Company when required, such Preferred Share will remain outstanding and will continue to be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.

SECTION 7. Intentionally Omitted.

SECTION 8. Intentionally Omitted.

SECTION 9. Covenants.

(a) Restriction on the Issuance of Additional Indebtedness. From and after the Original Issue Date, the Company has not, and has not permitted any Subsidiary to (without obtaining any requisite consent from the Holders of the Series A Preferred Stock or Series A-1 Preferred Stock, as applicable), and from and after the Third Issue Date, the Company shall not, and shall not permit any Subsidiary to, without the consent of the Requisite Holders, borrow or otherwise incur any Indebtedness if, after giving effect to such borrowing or other incurrence, (1) the sum of the total Indebtedness of the Company plus the sum of the total Indebtedness of each of the Company’s Subsidiaries divided by (2) the Net Asset Value (the “Debt/NAV Ratio”) would be greater than 0.75; provided, that (A) the Regular Liquidation Preference of the Preferred Shares (with the references to “150%” contained in such definition being changed to “100%”) and the actual liquidation preference of any outstanding Senior Securities and Parity Securities shall count as Indebtedness for such purposes, (B) 100% of the Indebtedness of the Company’s wholly-owned and, after taking into account the Company’s ownership percentage therein, non-wholly owned subsidiaries (as well as the liquidation preference of any preferred security ranking senior to the Company’s investment in such entities) shall be taken into account for purposes of determining Indebtedness but not taken into account (i.e., added back) for purposes of determining Net Asset Value, and (C) the provisions of this SECTION 9(a) shall not apply to a refinancing of any Indebtedness of the Company or any of its Subsidiaries (x) within six (6) months of the respective maturity date of such Indebtedness or (y) on economic terms more favorable to the Company or such Subsidiary, as applicable, in any such case so long as the amount of such Indebtedness does not result in an increase in the Company’s total Indebtedness or the Debt/NAV Ratio (in each case, excluding the impact of the capitalization of customary and reasonable premiums, fees and expenses incurrent in connection with such refinancing).

(b) Intentionally Omitted.

(c) Certificates. The Company shall promptly, and in no event later than 30 days after the last day of any calendar quarter, furnish to each Holder a certificate of an officer of the Company setting forth, as of the end of such calendar quarter the Debt/NAV Ratio and the calculation of the same (provided that the Company shall not be obligated to provide the information required by this sentence from and after such time as the covenant in SECTION 9(a) ceases to be applicable).

(i) The Company shall promptly, and in no event later than the 30th day after the first day of a Dividend Period for which the Accreting Dividend rate has been adjusted pursuant to SECTION 2(b), furnish to each Holder of Preferred Stock a certificate of an officer of the Company setting forth, as of the end of the prior Dividend Period the Net Asset Value as of the end of such prior Dividend Period and the calculation of the same.

(ii) If the Company takes any action, which pursuant to this Certificate of Designation requires the Public Float Hurdle to be met, the Company shall promptly, and in no event later than five (5) days after the date of such action, furnish to each Holder of Preferred Stock a certificate of an officer of the Company setting forth the date of such action and an analysis of the Public Float Hurdle as of the date of such action.

SECTION 10. Additional Definitions. For purposes of these resolutions, the following terms shall have the following meanings:

(a) “Accrued Value” means $1,000 per share, as the same may be increased pursuant to SECTION 2.

(b) “Actively Traded Security” means, as of any date of determination, a Security of an entity with $2,000,000 average daily trading volume during the preceding 60-day period.

(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

(d) “Base Original Issue Date NAV” means the final amount thereof as agreed between the Company and the Series A Requisite Holders (as defined in the Series A Certificate of Designation) pursuant to Section 12.16 of the May 2014 Securities Purchase Agreement.

(e) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

(f) “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

(g) “Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

(h) “Cash Equivalents” means: (i) United States dollars, or money in other currencies received in the ordinary course of business; (ii) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government

Obligations with maturities not exceeding one year from the date of acquisition; (iii) (A) demand deposits, (B) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (C) banker’s acceptances with maturities not exceeding one year from the date of acquisition, and (D) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s; (iv) repurchase obligations with a term of not more than seven (7) days for underlying securities of the type described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six (6) months after the date of acquisition; and (vi) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (i) through (v) above.

(i) “Certificate of Designation” means this certificate of designation, as such shall be amended from time to time.

(j) “Change of Control” means (i) a sale of all or substantially all of the consolidated assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction or a sale of Equity Securities issued by Subsidiaries of the Company), (ii) a direct or indirect acquisition of Beneficial Ownership of Voting Power of the Company by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer, share exchange, share issuance, reclassification or other similar transaction), pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the Voting Power of the Company or other surviving entity (or parent thereof), as the case may be, (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised), other than pursuant to a revocable proxy in favor of the Company’s proposed slate of directors in respect of an annual meeting or other meeting related to the election of directors, to elect a majority of the members of the Board or more than fifty percent (50% of the Voting Power of the Company; provided, that this clause (iii) will not trigger a Change of Control as a result of the HRG Affiliates or any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) in which the HRG Affiliates own a majority of the voting power (the “HRG Change of Control Group”) obtaining Beneficial Ownership of more than fifty percent (50%) of the Voting Power of the Company if and only if the Public Float Hurdle is satisfied at all times during which the HRG Change of Control Group has the power to elect a majority of the Board or Beneficial Ownership of more than fifty percent (50%) of the Voting Power of the Company, or (iv) the first day on which a majority of the members of the Board are not Continuing Directors; provided, that, for the avoidance of doubt, change in the ownership of HRG (without the occurrence of the events listed in (i) through (iv) above) shall not constitute, in and of itself, a Change of Control.

(k) “Common Stock” means the shares of common stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Common Stock shall be reclassified or changed.

(l) “Company Conversion Conditions” means the following: (i) the Thirty Day VWAP exceeds 150% of the then applicable Conversion Price; and (ii) the Daily VWAP exceeded 150% of the then applicable Conversion Price for at least twenty (20) Trading Days out of the thirty (30) Trading Days used to calculate the Thirty Day VWAP in clause (i) of this definition.

(m) “Compensation Committee” means the compensation committee of the Board which shall consist solely of Independent Directors and, at all times that there is a Preferred Elected Director, not less than one Preferred Elected Director.

(n) “Continuing Directors” means, as of any date of determination, (x) any member of the Board who (1) was a member of such Board on the Third Issue Date or (2) was nominated for election or elected to the Board by any HRG Affiliates, or with the approval of either the Holders or a majority of those members of the Board that were both “Continuing Directors” and Independent Directors at the time of such nomination or election or (y) any Preferred Elected Director.

(o) “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(p) “Conversion Price” means initially $8.25, as adjusted from time to time as provided in SECTION 5.

(q) “Convertible Securities” means securities by their terms convertible into or exchangeable for Common Stock or options, warrants or rights to purchase such convertible or exchangeable securities.

(r) “Daily VWAP” means the volume-weighted average price per share of Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock) as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of such Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock) on such Trading Day. The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(s) “January 2015 Purchasers” means the several “Purchasers” named in and party to the January 2015 Securities Purchase Agreement.

(t) “January 2015 Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated January     , 2015, by and among the Company and the January 2015 Purchasers, as amended, supplemented or modified in accordance with its terms.

(u) “Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2014; provided that, if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be the immediately succeeding Business Day.

(v) “Dividend Rate” means for any Dividend Period, 7.50% plus the applicable Accreting Dividend Rate for such Dividend Period.

(w) “Equity Securities” means, with respect to any Person, (i) shares of Capital Stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any Capital Stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Capital Stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the Capital Stock of such Person.

(x) “Exchange” means the NASDAQ Global Market, the NASDAQ Global Select Market, The New York Stock Exchange, the NYSE MKT LLC or any of their respective successors.

(y) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z) “Excluded Stock” means: (i) shares of Common Stock issued by the Company in an event subject to, and for which the Conversion Price is subject to adjustment pursuant to, SECTION 5(g)(i)(A); (ii) Option Securities or shares of Common Stock (including upon exercise of Option Securities) issued to Philip Falcone pursuant to the Option agreement (the “Falcone Option Agreement”) dated May 21, 2014, by and between Mr. Falcone and the Company (as in effect on the Original Issue Date) or otherwise to any director, officer or employee pursuant to compensation arrangements approved by the Compensation Committee of the Board in good faith and otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designation; (iii) the issuance of shares of Common Stock upon conversion of the Preferred Shares or upon the exercise or conversion of Option Securities and Convertible Securities of the Company outstanding on the Original Issue Date or otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designation (including, for the avoidance of doubt, pursuant to the Falcone Option Agreement (as in effect on the Original Issue Date)); (iv) Common Stock that becomes issuable in connection with, or as a result of, accretions to the face amount of, or payments in kind with respect to, Preferred Shares, Option Securities and Convertible Securities of the Company outstanding on the Third Issue Date or otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designation (including, for the avoidance of doubt, pursuant to the Falcone Option Agreement (as in effect on the Original Issue Date), (v) Common Stock that becomes issuable in connection with, or as a result of, accretions to the face amount of, or payments in kind with respect to, shares of Series A Preferred Stock issued on the Original Issue Date and shares of Series A-1 Preferred Stock issued on the Second Issue Date; (vi) Option Securities (or Shares of Common Stock upon exercise of such Option Securities) issued to Robert M. Pons or Keith Hladek as referenced in the Company’s 8-K filed on May 23, 2014 and (vii) shares of Common Stock issued by the Company pursuant to the May 2014 Securities Purchase Agreement.

(aa) “Ex-Date” means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(bb) “Fair Market Value” means: (i) in the case of any Security that is either (a) listed on an Exchange or (b) an Actively Traded Security in the over-the-counter-market that represents equity in a Person with a market capitalization of at least $250,000,000 on each Trading Day in the preceding 60 day period prior to such date, the product of (a) (i) the sum of the Daily VWAP of a single unit of such Security for each of the 20 consecutive Trading Days immediately prior to such date, divided by (ii) 20, multiplied by (b) the number of units of such Security being valued, (ii) in the case of any Security that is not so listed or not an Actively Traded Security or any other property or asset (other than Cash Equivalents), the fair market value thereof (defined as the price that would be negotiated in an arms’ length transaction for cash between a willing buyer and willing seller, neither of which is acting under compulsion), as determined by a written opinion of a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of the Company and is selected by the Company in good faith (provided that the Requisite Holders may object in writing to any such determination of Fair Market Value by such valuation expert once every four (4) Testing Periods and if the Requisite Holders object in writing to any such determination of Fair Market Value by such valuation expert an alternative binding valuation shall be performed by a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of the Company and is selected by the Company and the Requisite Holders jointly, or if the Company and such Requisite Holders cannot jointly select such an alternative valuation expert within ten (10) Business Days of the Requisite Holders delivering to the Company a written notice objecting to the initial valuation, by a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of the Company and is selected by one such valuation expert proposed by the Company and a second such valuation expert proposed by the Requisite Holders (it being understood that the Company shall be solely responsible for the payment of all of the fees and expenses of such alternative valuation expert) and (iii) in the case of Cash Equivalents, the face value thereof; provided that with respect to any Security of the type referred to in clause (ii) above, in no event shall the Fair Market Value thereof exceed the Company’s cost basis in such Security (taking into account adjustments made in respect of follow-on capital contributions and other similar investments) plus fifty percent (50%) of any appreciation as determined pursuant to the valuation provisions set forth above.

(cc) “Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

(dd) “hereof”; “herein” and “hereunder” and words of similar import refer to this Certificate of Designation as a whole and not merely to any particular clause, provision, section or subsection.

(ee) “Holders” means the holders of outstanding Preferred Shares and, except where expressly otherwise indicated, shares of Series A Preferred Stock and Series A-1 Preferred Stock as they appear in the records of the Company.

(ff) “HRG Affiliates” means (a) Philip A. Falcone, (b) Harbinger Group, Inc. or any of its subsidiaries, (c) Harbinger Capital Partners LLC, Harbinger Capital Partners II LP or any limited partnership, limited liability company, corporation or other entity that controls, is controlled by, or is under common control with Harbinger Capital Partners LLC, Harbinger Capital Partners II LP or Philip A. Falcone.

(gg) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(hh) “Indebtedness” shall have the meaning set forth in the Loan Agreement (as in effect on the Second Issue Date); provided, however, that Indebtedness shall not include:

(i) Hedging obligations entered into in the ordinary course of business and not for speculative purposes or taking a “market view”;

(ii) Indebtedness in respect of bid, performance or surety bonds issued in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed and only so long as such bonds or letters of credit remain undrawn);

(iii) Guarantees in respect of Indebtedness already taken into account for purposes hereof;

(iv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(v) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(vi) Indebtedness for advances of trade accounts payable received in the ordinary course of business on normal trade terms and not overdue by more than 60 days;

(vii) Indebtedness incurred from and after the Second Issue Date not in excess of $750,000, in the aggregate;

(viii) Purchase Money Obligations (as defined in the Loan Agreement (as in effect on the Second Issue Date));

(ix) interest and other fees and expenses accrued in the ordinary course on Indebtedness that is issued and outstanding on the Third Issue Date and any interest and other fees accrued on any refinancing of such Indebtedness (including reasonable premiums, fees and expenses incurred in connection with such refinancing) in accordance with SECTION 9(a); or

(x) any Contingent Obligations (as defined in the Loan Agreement (as in effect on the Second Issue Date)) of the Company in respect of Indebtedness referred to in the foregoing clauses (i) through (ix).

(ii) “Independent Director” means any director on the Board that is “independent” as defined in the applicable rules of the Exchange on which the Common Stock is listed (or if the Common Stock is not listed on an Exchange, as defined in NASDAQ Marketplace Rule 4200(a)(15)), and in all cases, other than any director that is employed by or an officer, director or manager of a Harbinger Affiliate.

(jj) “Investment” means, with respect to any Person, (1) any direct or indirect advance, loan or other extension of credit to another Person, (2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form, (3) any purchase or acquisition of Equity Interests, bonds, notes or other Indebtedness, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or (4) any Guarantee of any obligation of another Person.

(kk) “Issue Date” means, with respect to a Preferred Share, the date on which such share is first issued by the Company.

(ll) “Liquidation Event” means (i) the voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the commencement by the

Company of any case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, (iii) the consent to entry of an order for relief in an involuntary case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, and (iv) the consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or similar official of the Company, or any general assignment for the benefit of creditors.

(mm) “Loan Agreement” means the Credit Agreement, dated as of September 22, 2014, among the Company, the Subsidiary Guarantors (as defined therein), the Lenders (as defined therein), and Jefferies Finance LLC, as arranger, as book manager and as documentation agent, syndication agent and administrative agent for the Lenders and as collateral agent for the Secured Parties.

(nn) “Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) in the Common Stock (or Reference Property, to the extent applicable) or in any options, contracts or future contracts relating to the Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day.

(oo) “May 2014 Purchasers” means the several “Purchasers” named in and party to the May 2014 Securities Purchase Agreement.

(pp) “May 2014 Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated May 29, 2014, by and among the Company and the May 2014 Purchasers, as amended, supplemented or modified in accordance with its terms.

(qq) “NAV Escrow Adjustment” means the total amount of any escrow proceeds actually received by the Company with respect to the existing escrow amounts of: BID $19,500,000, NAT tax liability $4,800,000, NAT PTI Sale $3,000,000 and NAT indemnification $6,450,000.

(rr) “Net Asset Value” means, without duplication, the amount, valued twice per annum at June 30 and December 31 of each fiscal year (each a “Testing Period”) beginning December 31, 2014, equal to (A) the sum of (1) the cash and Cash Equivalents of the Company plus (2) the Fair Market Value of all Securities (other than Cash Equivalents) owned by the Company, including Securities issued by Subsidiaries of the Company (after taking into account the Company’s ownership percentage therein, the impact on such Fair Market Value of the cash, Cash Equivalents, preferred liquidation preferences, liabilities and indebtedness of such entities and the relative rights, preferences and privileges of the Company’s Securities and the other outstanding securities issued by such entities), less (B) all Indebtedness and other liabilities of the Company determined in accordance with GAAP, including those related to the Company’s investments to the extent not taken into account in the calculation of the Fair Market Value of such investments under clause (A)(2) above;

provided that for such purposes, (i) the derivative attributable to the conversion feature in any series of preferred stock will not be considered a liability and (ii) the Accrued Value (as well as any accrued Dividends not yet added to the Accrued Value) of the Preferred Shares and the preference amount (including the accrued value and all accrued but unpaid dividends thereon not included in the accrued value) of any other Senior Securities or Parity Securities will be considered a liability of the Company; provided, further that, solely for purposes of determining the Debt/NAV Ratio, the Indebtedness of the Company’s wholly-owned and, after taking into account the Company’s ownership percentage therein, Non-Wholly Owned Subsidiaries (as well as the liquidation preference of any preferred security ranking senior to the Company’s investment) shall be taken into account for purposes of determining “Debt” (i.e., the numerator) but not taken into account (i.e., added back) for purposes of determining Net Asset Value (i.e., the denominator).

(ss) “Non-Wholly Owned Subsidiary” means any Subsidiary of the Company other than any Wholly Owned Subsidiary.

(tt) “Option Securities” means options, warrants or other rights to purchase or acquire Common Stock, as well as stock appreciation rights, phantom stock units and similar rights whose value is derived from the value of the Common Stock.

(uu) “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended, supplemented or modified in accordance with its terms.

(vv) “Original Issue Date” means May 29, 2014, the first issue date of shares of Series A Preferred Stock.

(ww) “Original Issue Date NAV” means the Base Original Issue Date NAV, as may be increased from time to time by the NAV Escrow Adjustment.

(xx) “Permitted Payment” means any of the following:

(i) The repurchase, redemption or other acquisition of any shares of Common Stock or Junior Securities solely out of the net proceeds of the issuance of, or in exchange for the issuance of, Common Stock;

(ii) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $750,000;

(iii) (a) repurchase of Equity Securities deemed to occur upon the exercise of stock options or warrants or upon the conversion or exchange of Equity Securities if the Equity Securities represent all or a portion of the exercise price thereof (or related withholding taxes) and (b) Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Securities in an aggregate amount under this clause (b) not to exceed $25,000.

(yy) “Permitted Related Party Transactions” means any of the following:

(i) the payment, by the Company or a Subsidiary, of reasonable and customary regular fees and compensation to, and reasonable and customary indemnification arrangements and similar payments to or on behalf of, directors of the Company or directors of such Subsidiary, respectively, who are not employees of the Company or such Subsidiary, respectively, and qualify as Independent Directors;

(ii) any Permitted Payments or any Restricted Payments if permitted under Section 4(b);

(iii) transactions or payments, including the issuance of Equity Securities pursuant to any employee, officer or director compensation or benefit plans or arrangements by the Company or a Subsidiary existing on the Third Issue Date and listed on the Disclosure Schedule to the January 2015 Securities Purchase Agreement, or approved by the Compensation Committee, by the Board of Directors (or any committee thereof) of such Subsidiary, after the Third Issue Date, respectively;

(iv) the issuance of common stock or junior Equity Securities of the Company or any Subsidiary via a rights offering or otherwise to all stockholders of the Company or such Subsidiary after the Third Issue Date and to which the adjustment provision of SECTION 5(g) apply;

(v) the entering into of any tax sharing agreement or arrangement or any other transactions with any Subsidiaries of the Company or among any Subsidiaries of the Company undertaken in good faith for the sole purpose of improving the tax efficiency of the Company and its Subsidiaries;

(vi) the entering into of any information-sharing agreement or arrangement or any other transactions undertaken in good faith for the sole purpose of the preparation of financial statements and related financial information of the HRG Affiliates, the Company and its Subsidiaries.

(zz) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “Person” as contemplated by Section 13(d) of the Exchange Act.

(aaa) “Preferred Elected Director” has the meaning ascribed thereto under the Series A Certificate of Designation.

(bbb) “Preferred Shares” means the shares of Series A-2 Preferred Stock but shall exclude, for the avoidance of doubt, shares of Series A Preferred Stock and shares of Series A-1 Preferred Stock.

(ccc) “Public Float Hurdle” means, as of any relevant measurement date, that (i) the Common Stock is registered under the Exchange Act, (ii) the Common Stock is listed on an Exchange, (iii) the aggregate value of all outstanding Common Stock (based on the Thirty Day VWAP) is not less than $200,000,000 and (iv) the Public Market Capitalization is greater than 1.00x the aggregate value of the Common Stock issuable upon conversion of the Preferred Shares and any then outstanding Senior Securities or Parity Securities or “in-the-money” securities of the Company of the type described in clauses (ii) and (iii) of the definition of “Equity Securities” (calculated using the Thirty Day VWAP and the applicable conversion and exercise prices at such time).

(ddd) “Public Market Capitalization” means, as of any relevant measurement date, all issued and outstanding shares of Common Stock, other than Common Stock being held or Beneficially Owned by (A) the HRG Affiliates, (B) the directors and executive officers of the Company or (C) any other Affiliate of the Company.

(eee) “Redemption Date” means the Maturity Date, any Optional Redemption Date or any Change of Control Payment Date, as applicable.

(fff) “Redemption Price” means with respect to each Preferred Share: (i) in connection with a redemption pursuant to SECTION 6(a), the Accrued Value plus all accrued and unpaid Dividends (to the extent not included in the Accrued Value, including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on each Preferred Share to be redeemed, (ii) in connection with a redemption pursuant to SECTION 6(b), the sum of 150% of the Accrued Value plus all accrued and unpaid Dividends (to the extent not included in the Accrued Value, including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on each Preferred Share to be redeemed (the “Standard Call Price”) (provided that if the Public Float Hurdle is not satisfied as of the Optional Redemption Date, the Redemption Price for such redemption pursuant to SECTION 6(b) shall equal the greater of (X) such Standard Call Price and (Y) the Thirty Day VWAP as of the date the Company gives the applicable notice of optional redemption under SECTION 6(b) multiplied by the number of shares of Common Stock into which the Preferred Share is convertible as of such date at the applicable Conversion Price) or (iii) in connection with a Change of Control, the Change of Control Payment Amount.

(ggg) “Related Party Transaction” any transaction (or series of related transactions), arrangement or contract entered into, consummated, renewed, amended or extended between the Company or any Subsidiary of the Company, on the one hand, and any HRG Affiliate or other Affiliate of the Company (other than Subsidiaries of the Company), on the other hand, if such transaction, arrangement or contract involves payments or consideration in excess of $500,000 in the aggregate; provided that (i) the execution of a joinder to the Registration Rights Agreement (as defined in the January 2015

Securities Purchase Agreement) by HRG Affiliates, (ii) the agreement granting information and access rights to the Company by Schuff International, Inc. substantially in the form previously provided to the Holders or (iii) the agreement granting information and access rights to HRG Affiliates by the Company substantially in the form previously provided to the holders shall not constitute a “Related Party Transaction”.

(hhh) “Requisite Holders” means Holders (other than the Company, its employees, its Subsidiaries or any Harbinger Affiliates) owning more than 75% of the Regular Liquidation Preference of the issued and outstanding Preferred Shares and shares of Series A Preferred Stock and Series A-1 Preferred Stock, taken as a whole; provided that, for purposes of such calculation, the Preferred Shares and shares of Series A Preferred Stock and Series A-1 Preferred Stock held by the Company, its employees, its Subsidiaries or any Harbinger Affiliate shall be treated as not outstanding.

(iii) “Restricted Payment” means (A) any dividend, distribution or other payment in respect of the Common Stock or any other Junior Securities (other than dividends or distributions referred to in SECTIONS 5(g)(i)(A) and 5(g)(i)(B)) or Equity Securities of a Subsidiary or the repurchase, redemption or other acquisition of any shares of Common Stock or any other Junior Securities (or setting aside funds for such purposes) or Equity Securities of a Subsidiary or (B) any dividend, distribution or other payment in respect of Parity Securities or the repurchase, redemption or other acquisition of any Parity Securities (or setting aside funds for such purposes) unless such dividend, distribution, payment, repurchase, redemption or other acquisition is made on a pro rata basis among the Preferred Shares and the Parity Securities in proportion to the amounts to which they are entitled.

(jjj) “Second Issue Date” means September 22, 2014, the first issue date of shares of Series A-1 Preferred Stock.

(kkk) “Securities” with respect to a Person means debt or equity securities issued by such Person or similar obligations of, or participations in, such Person.

(lll) “September 2014 Purchasers” means the several “Purchasers” named in and party to the September 2014 Securities Purchase Agreement.

(mmm) “September 2014 Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated September 22, 2014, by and among the Company and the September 2014 Purchasers, as amended, supplemented or modified in accordance with its terms.

(nnn) “Series A Certificate of Designation” means the Certificate of Designation of the Series A Preferred Stock, as amended.

(ooo) “Series A Preferred Stock” means the Series A Convertible Participating Preferred Stock of the Company, par value $0.001 per share.

(ppp) “Series A-1 Preferred Stock” means the Series A-1 Convertible Participating Preferred Stock of the Company, par value $0.001 per share.

(qqq) “Series A-2 Requisite Holders” means holders of Preferred Shares (other than the Company, its employees, its Subsidiaries or any Harbinger Affiliates) owning more than 75% of the Regular Liquidation Preference of the issued and outstanding Preferred Shares; provided that, for purposes of such calculation, the Preferred Shares held by the Company, its employees, its Subsidiaries or any Harbinger Affiliate shall be treated as not outstanding.

(rrr) “Specified Percentage” means, until the third (3rd) anniversary of the Original Issue Date, 150%, and 100% thereafter.

(sss) “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or of which more than 50% of the economic value accrues to, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

(ttt) “Third Issue Date” means January 5, 2015, the first issue date of Preferred Shares.

(uuu) “Thirty Day VWAP” means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination. Unless otherwise specified, “Thirty Day VWAP” means the Thirty Day VWAP of the Common Stock.

(vvv) “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange on which the Common Stock (or Reference Property, to the extent applicable) is listed and is open for trading or, if the Common Stock (or Reference Property, to the extent applicable) is not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(www) “U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

(xxx) “Voting Power” means either (a) the power to elect, designate or nominate directors to the Board, or (b) vote (as Common Stock or together with Common Stock) on matters to be voted on or consented to by the Common Stock through the ownership of Voting Stock, by contract or otherwise.

(yyy) “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

(zzz) “Wholly Owned Subsidiary” means any Subsidiary of a Person of which such Person owns, either directly or indirectly, 100% of the commons stock or other common equity interests of such Subsidiary (excluding qualifying shares held by directors).

SECTION 11. Miscellaneous. For purposes of this Certificate of Designation, the following provisions shall apply:

(a) Share Certificates. If any certificates representing Preferred Shares shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen or destroyed certificate, a new Preferred Share certificate of like tenor and representing an equivalent number of Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity by the holder thereof, if requested, reasonably satisfactory to the Company.

(b) Status of Cancelled Shares. Preferred Shares which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated by the Board as part of a particular series of Preferred Stock of the Company.

(c) Severability. If any right, preference or limitation of the Series A-2 Preferred Stock set forth in this Certificate of Designation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(d) Remedies.

(i) The Company acknowledges that the obligations imposed on it in this Certificate of Designation are special, unique and of an extraordinary character, and irreparable damages, for which money damages, even if available, would be an inadequate remedy, would occur in the event that the Company does not perform the provisions of this Certificate of Designation in accordance with its specified terms or otherwise breaches such provisions. The Holders of Preferred Stock shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Certificate of Designation and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity, including without limitation money damages.

(e) Renunciation under DGCL Section 122(17). Pursuant to Section 122(17) of the Delaware General Corporation Law, the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, business opportunities that are presented to one or more of the Preferred Elected Directors, in each case other than any business opportunities that are presented to any such Preferred Elected Director solely in his or her capacity as a director of the Company.

(f) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(g) Notices. All notices or communications in respect of Preferred Stock shall be in writing and shall be deemed delivered (a) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (b) on the date of delivery if delivered personally, or (c) if by facsimile, upon written confirmation of receipt by facsimile. Notwithstanding the foregoing, if Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the beneficial holders of Preferred Stock in any manner permitted by such facility.

(h) Other Rights. The shares of Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

(i) Series A-2 Requisite Holders; Requisite Holders. Notwithstanding anything to the contrary contained herein, any consent, waiver, vote, decision, election or action required or permitted to be taken hereunder by (i) the Holders of the Preferred Shares as a group (i.e., as opposed to by a specified Holder) shall require the approval or action, as applicable, of the Series A-2 Requisite Holders and (ii) the Holders of the Preferred Shares and shares of Series A Preferred Stock and Series A-1 Preferred Stock as a group shall require the approval or action, as applicable, of the Requisite Holders and, in each case, after such approval or action, shall be binding on all such Holders.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by a duly authorized officer of the Company as of January 5, 2015.

HC2 HOLDINGS, INC.

By:	/s/ Keith M. Hladek
Name:	Keith M. Hladek
Title:	Chief Operating Officer

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